Exhibit 10.16

Gibson Dunn & Crutcher LLP

Execution Version

LIMITED LIABILITY COMPANY AGREEMENT

OF

D&W RAILROAD, LLC

DATED AS OF DECEMBER 20, 2005

TABLE OF CONTENTS

SECTION 1. ORGANIZATION		1
1.01	Continuation	1
1.02	Name and Principal Place of Business.	2
1.03	Term	2
1.04	Registered Agent and Registered Office	2
1.05	Purpose	2

SECTION 2. MEMBERS		2
2.01	Members	2
2.02	Limitation on Liability	3

SECTION 3. CONTRIBUTIONS		3
3.01	Capital Contributions	3
3.02	Additional Capital Contribution Default under Section 3.01(b)(i)	5
3.03	Additional Capital Contribution Default under Section 3.01(b)(ii)	5
3.04	Membership Interest Modifications	5
3.05	Capital Accounts	6

SECTION 4. MEMBERSHIP INTERESTS		7
4.01	Membership Interests	7
4.02	Membership Interest Adjustments	7

SECTION 5. MANAGEMENT		7
5.01	Control	7
5.02	Joint Management	7
5.03	Budget	7
5.04	General Manager	8

SECTION 6. OPERATIONS		8
6.01	Carrier Service	8
6.02	D&W Operating Agreements	8
6.03	Service Failures	8
6.04	Third-Party Service Costs	9
6.05	IANR O&M Agreement Restriction	9

SECTION 7. IMPROVEMENTS AND MAINTENANCE		9
7.01	Immediate System Upgrades	9
7.02	Future Capital Improvement Projects	9
7.03	Maintenance Costs for Hawkeye and Transco	10
7.04	Third-Party Maintenance Costs	11
7.05	Union Pacific Trackage Rights Maintenance Costs	11

SECTION 8. RAIL TRANSPORTATION RATES AND TRACKAGE RIGHTS FEES		11
8.01	Rail Transportation Rates	11
8.02	UP Trackage Rights Fees	11

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SECTION 9. OTHER OPERATING EXPENSES		12
9.01	Insurance	12
9.02	General Operating Expenses	12

SECTION 10. ALLOCATIONS AND TAX MATTERS		12
10.01	Allocations	12
10.02	Special Allocations	14
10.03	Curative Allocations	15
10.04	Tax Allocations	15
10.05	Tax Decisions	16

SECTION 11. DISTRIBUTIONS		16
11.01	Annual Distribution	16
11.02	Liabilities	17
11.03	Derailment Costs and Damages Under UP Agreement	18

SECTION 12. TRANSFERABILITY OF INTERESTS		18
12.01	Transfer of Interest	18
12.02	Tag-Along Rights	18

SECTION 13. FURTHER CONSIDERATION AND TRANSFERS TO TRANSCO		19
13.01	Payments to Transco.	19
13.02	Transfer of Certain D&W Yard Trackage	19
13.03	Hawkeye Railcar Maintenance Preference	19

SECTION 14. RECORDS AND ACCOUNTING		20
14.01	Records and Accounting	20
14.02	Fiscal Year	20

SECTION 15. ARBITRATION		20
15.01	Selection of Single Arbitrator	20
15.02	Three Arbitrator Panel	20
15.03	Arbitration Procedure and Binding Decision	21

SECTION 16. ADVERSE IMPACT		21

SECTION 17. CONFIDENTIALITY		22

SECTION 18. WARRANTIES AND REPRESENTATIONS		22
18.01	Transco	22
18.02	Hawkeye	28

SECTION 19. TAX PROCEDURES AND INDEMNIFICATION		28
19.01	Tax Returns	28
19.02	Taxes and Other Payments	29

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19.03	Indemnification of Hawkeye	29
19.04	Post-Closing Taxes	29
19.05	Apportionment	29
19.06	Tax Sharing Arrangements	30

SECTION 20. WAIVERS AND REMEDIES		30

SECTION 21. DEFAULT AND CURES		31

SECTION 22. ENTIRE AGREEMENT, SEVERABILITY AND CONSTRUCTION		31
22.01	Entire Agreement	31
22.02	Severability	31
22.03	Construction of Agreement and Terms	31

SECTION 23. NOTICES		31

SECTION 24. DISSOLUTION AND TERMINATION		32
24.01	Dissolution	32
24.02	Termination	33
24.03	Liquidating Member	34
24.04	Claims of the Members	34

SECTION 25. MISCELLANEOUS		34
25.01	Effective Date	34
25.02	Counterparts; Headings	34
25.03	Amendment	34
25.04	Binding Effect	34
25.05	Governing Law	34

SCHEDULE 18.01(b)

SCHEDULE 18.01(c)

SCHEDULE 18.01(h)

SCHEDULE 18.01(i)

SCHEDULE 18.01(j)

EXHIBIT A — DESCRIPTION OF IMMEDIATE SYSTEM UPGRADES

EXHIBIT B — DESCRIPTION OF D&W RAILROAD LINES

EXHIBIT C — MAP DESCRIBING THE RAIL LINES BEING TRANSFERRED TO TRANSCO

EXHIBIT D — SECTION 3.02 CALCULATION

EXHIBIT E — INITIAL BUDGET

iii

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (this “Agreement”) is made as of the 20 day of December, 2005, by and between Transco Railway Products Inc. (“Transco”), a Delaware corporation,  Hawkeye Renewables, LLC, a Delaware limited liability company (“Hawkeye”, and together with Transco, the “Members”) and D&W Railroad, LLC, a Delaware limited liability company (the “Company” or “D&W”).

RECITALS

WHEREAS, on December 16, 2005, pursuant to Section 266 of the Delaware General Corporation Law (the “DGCL”) and Section 18-214 of the Delaware Limited Liability Company Act (as amended, the “Delaware Act”), the Company was converted (the “Conversion”) from a Delaware corporation to a Delaware limited liability company pursuant to a Certificate of Conversion (the “Certificate of Conversion”) and a Certificate of Formation (the “Certificate of Formation”), each dated as of December 15, 2005, and filed with the Secretary of State of Delaware on December 16, 2005;

WHEREAS, Transco was the sole shareholder of the Company prior to its conversion into a limited liability company, and Transco is the sole member of the Company following the Conversion;

WHEREAS, Transco and Hawkeye desire that Hawkeye become a member of the Company in accordance with the terms contained herein;

WHEREAS, D&W owns approximately 51.95 miles of rail line and trackage (including incidental trackage rights) between Dewar, Iowa and Oelwein, Iowa, including all facilities thereon and appurtenances thereto (collectively the “Line”); and

WHEREAS, Transco and Hawkeye desire to set forth herein certain agreements and arrangements with respect to the governance and operation of the Company and improvements of the Line, including track upgrades to accommodate the rail freight transportation needs of an ethanol production plant owned by Hawkeye located at Fairbank, Iowa (the “Fairbank Plant”).

NOW, THEREFORE, in consideration of the premises, covenants, and considerations set out herein, the parties hereto agree as follows:

SECTION 1.

ORGANIZATION

1.01         Continuation.  The Company was converted to a limited liability company under the Delaware Act by the filing of the Certificate of Conversion and the Certificate of Formation.  The Members hereby agree to continue the Company as a limited liability company under the Delaware Act, upon the terms and subject to the conditions set forth in this Agreement.  The General Manager (as hereinafter defined) is hereby authorized to file and record any amendments to the Certificate of Formation and such other documents as may be reasonably required or appropriate under the Delaware Act or the laws of any other jurisdiction in which the Company may conduct business or own property.

1.02         Name and Principal Place of Business.

(a)           The name of the Company is D&W Railroad, LLC.  The Management Committee (as hereinafter defined) may change the name of the Company or adopt such trade or fictitious names for use by the Company as the Management Committee may from time to time determine.  All business of the Company shall be conducted under such name, and title to all property of the Company shall be held in such name.

(b)           The principal place of business and office of the Company shall be located at the offices of Transco, or at such other place or places as the Management Committee may from time to time designate.

1.03         Term.  The term of the Company commenced on December 16, 2005, the date of the filing of the Certificate of Conversion and the Certificate of Formation pursuant to the Delaware Act, and shall have perpetual duration, unless sooner terminated pursuant to the provisions of this Agreement.

1.04         Registered Agent and Registered Office.  The name of the Company’s registered agent for service of process shall be The Corporation Trust Company, and the address of the Company’s registered agent and the address of the Company’s registered office in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.  Such agent and such office may be changed from time to time by the Management Committee with written notice to all Members.

1.05         Purpose.  The purpose of the Company shall be to own, manage, maintain and operate (or cause the maintenance and operation of) the Line and to conduct all activities reasonably necessary or desirable to accomplish the foregoing purposes.

SECTION 2.

MEMBERS

2.01         Members.

(a)           Effective as of the date of this Agreement, the Members of the Company shall be Hawkeye and Transco.  Except as expressly permitted by this Agreement, no other person shall be admitted as a Member of the Company, and no additional Membership Interest (as hereinafter defined) in the Company shall be issued, without the approval of all of the Members.

(b)           The Members, in the exercise of their duties hereunder as Members, shall have those fiduciary duties towards the Company and the other Members, if any, as are set forth in the Delaware Act or other applicable Delaware law.

2.02         Limitation on Liability.  Except as otherwise expressly provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.  Except as otherwise expressly provided in the Delaware Act, the liability of each Member shall be limited to the amount of capital contributions required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.

SECTION 3.

CONTRIBUTIONS

3.01         Capital Contributions.

(a)           Initial Contributions.

(i)            As of the date hereof, Hawkeye has made the necessary capital contributions, totaling $1,740,998, to pay for the costs of the Immediate System Upgrades (as hereinafter defined) as described on Exhibit A (the “Description of Immediate System Upgrades”).  All such contributions made in accordance with the Description of Immediate System upgrades shall be credited to the Capital Account (as hereinafter defined) of Hawkeye pursuant to Section 3.05 hereof.

(ii)           For income tax purposes, the conversion of the Company into a limited liability company shall be treated as a contribution by Transco of the assets of D&W Railroad, Inc. (the “Transferred Assets”) to D&W Railroad, LLC.  The initial Asset Value (as hereinafter defined) of the Transferred Assets is set forth on Exhibit A.  As of the date of this Agreement, Transco shall be deemed to have made an initial capital contribution equal to $1,200,000.

Accordingly, based upon the provisions of Section 3.01(a)(i) and (ii), as of the date of this Agreement, Transco and Hawkeye shall be deemed to have made the initial capital contributions set forth on Exhibit A.

(b)           Subsequent Capital Contributions.

(i)            The Members will make additional capital contributions to fund any capital improvements approved by the Management Committee to or maintenance on the Line, in accordance with Section 7 of this Agreement.

(ii)           The Members will also make additional capital contributions to fund other operating expenses pursuant to this Agreement in accordance with Section 9.

(c)           Asset Value.

(i)            “Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(1)           The initial Asset Value of any asset (other than money) contributed by a Member to the Company shall be the gross fair market value of such asset as (A) set forth on Exhibit A or (B) if such asset is not listed on Exhibit A, as agreed to by all of the Members (which agreement shall not be unreasonably withheld by any Member);
(2)           The Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values as determined by agreement among all of the Members (which agreement shall not be unreasonably withheld by any Member) as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member, including the grant of a profits interest in the Company; (b) the distribution by the Company to a Member of more than a de minimis amount of property in respect of an interest in the Company; or (c) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the regulations (the “Regulations”) promulgated by the U.S. Treasury Department pursuant to the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if all of the Members agree that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company (which agreement shall not be unreasonably withheld by any Member); and
(3)           The Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by agreement among all the Members (which agreement shall not be unreasonably withheld by any Member).

If the Asset Value of an asset has been determined or adjusted pursuant to subparagraph (1) or (2) above, such Asset Value shall thereafter be adjusted by the Depreciation (as hereinafter defined) taken into account with respect to such asset.

(ii)           “Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such fiscal year or other period; provided, however, that if the Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such fiscal year or other period bears to such beginning adjusted tax basis; provided, further, that, if the federal income tax depreciation, amortization or other cost recovery deduction for such fiscal year or other period is zero, Depreciation shall be determined with reference to such beginning Asset Value using any reasonable method selected by the Members.

3.02         Additional Capital Contribution Default under Section 3.01(b)(i).  If any Member fails to timely make the capital contributions (or any portions thereof) (the “Non-Contributing Party”) required by Section 3.01(b)(i) hereof, then any other Member may make such capital contribution (the “Contributing Party”).  Upon such contribution by the Contributing Party, the Contributing Party’s Membership Interest shall be increased, and the Non-Contributing Party’s Membership Interest shall be decreased, to equal the percentage equivalent of the quotient determined by dividing (1) the sum of (i) 100% of the aggregate capital contributions (excluding Substituted Capital Contributions (as defined below)) then and theretofore made by the Member to the Company, plus (ii) 100% of the Substituted Capital Contributions then and theretofore made by such Member to the Company by (2) 100% of the aggregate capital contributions (including without limitation Substituted Capital Contributions) then and theretofore made by all of the Members to the Company.  As used herein, the term “Substituted Capital Contribution” shall mean an additional capital contribution made by a Member pursuant to Section 3.01(b)(i) hereof equal to the capital contribution that the Non-Contributing Party failed to make.  An example of the operation of such calculation is set forth on Exhibit D attached hereto.

3.03         Additional Capital Contribution Default under Section 3.01(b)(ii).  If any Member fails to make a capital contribution pursuant to Section 3.01(b)(ii), but not Section 3.01(b)(i) (the “Defaulting Member”), then the non-Defaulting Member (the “Non-Defaulting Member”) may elect to satisfy the Defaulting Member’s payment obligation (the “Default Amount”), following which the Defaulting Member shall be obligated to reimburse the Non-Defaulting Member within fifteen (15) days of payment by the Non-Defaulting Member of the Default Amount, with interest at a rate per annum equal to fifteen percent (15%), from and including the date of funding (the “Funding Date”) by the Non-Defaulting Member to the date of repayment in full of the Default Amount, including interest thereon.  If the Defaulting Member fails to pay the Default Amount, including accrued interest thereon, and the Default Amount, combined with any and all then outstanding other Default Amounts, exceeds $100,000 for a period of ninety (90) days, the Non-Defaulting Member shall have the right to obtain bona fide offers containing commercially reasonable terms and conditions from any third party (a ”Buyer”) to purchase or otherwise acquire all of the Defaulting Member’s Membership Interest  (the “Acquisition”) and after obtaining an acceptable offer, the Non-Defaulting Member shall promptly deliver a notice to the Defaulting Member, which notice shall state (i) the identity of the Buyer and (ii) the terms and conditions offered by the Buyer, including the consideration to be paid for the Membership Interest.  The Defaulting Member shall execute any purchase agreements and any other related documents as may be reasonably required by the parties in such Acquisition in order to carry out the terms and provisions of such Acquisition.  The proceeds from the Acquisition shall be applied to the outstanding Default Amounts and any remaining amount shall be paid to the Defaulting Member.  To the extent the proceeds are not sufficient to repay the Default Amount, the Non-Defaulting Member shall pay the deficiency, to the extent such Non-Defaulting Member has not previously paid such amount, and the Membership Interest of the Non-Defaulting Member shall be increased pro rata (and the Membership Interest of the Buyer shall be decreased pro rata) to the percentage that the unpaid Default Amount bears to the total amount of capital contributions paid to D&W by the Members as of the date on which the increase is made.

3.04         Membership Interest Modifications.  No Member’s Membership Interest shall change in connection with capital contributions made by the Members hereunder, except as set forth in Sections 3.02 and 3.03.

3.05         Capital Accounts.  A separate capital account (“Capital Account”) will be maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv).  Consistent therewith, the Capital Account of each Member will be determined and adjusted as follows:

(a)           Each Member’s Capital Account will be credited with:

(i)            Any contributions of cash made by such Member to the capital of the Company plus the Asset Value of any property contributed by such Member (including the deemed contribution on the Conversion of the Company) to the capital of the Company (net of any liabilities to which such property is subject or which are assumed by the Company);

(ii)           The Member’s distributive share of Net Profit (as hereinafter defined) and any items in the nature of income or gain specially allocated to such Member pursuant to Section 10; and

(iii)          Any other increases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

(b)           Each Member’s Capital Account will be debited with:

(i)            Any distributions of cash made by the Company to such Member plus the Asset Value of any property distributed in kind to such Member (net of any liabilities to which such property is subject or which are assumed by such Member);

(ii)           The Member’s distributive share of Net Loss (as hereinafter defined) and any items in the nature of expenses or losses specially allocated to such Member pursuant to Section 10; and

(iii)          Any other decreases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

(c)           The initial Capital Account balance of each Member is set forth in Schedule 3.05.

The provisions of this Section 3.05 and any other provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Code and the Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions, provided that nothing in this sentence shall be deemed to alter the provisions herein pertaining to distributions (including but not limited to liquidating distributions) by the Company.

SECTION 4.

MEMBERSHIP INTERESTS

4.01         Membership Interests.  Subject to Section 4.02, each Member’s ownership interest in D&W (“Membership Interest”) is :

(a)           Transco:  36.48%.

(b)           Hawkeye:  63.52%.

4.02         Membership Interest Adjustments.  The Membership Interests set forth in Section 4.01 are subject to adjustment  pursuant to Sections 3.02 and 3.03 of this Agreement and upon the admission of a new Member in accordance with this Agreement.

SECTION 5.

MANAGEMENT

5.01         Control.  D&W shall be managed by a management committee composed of two Members, one appointed by Transco and one appointed by Hawkeye (the “Management Committee”).  Any decision taken by the Management Committee shall be made by unanimous decision.

5.02         Joint Management.  The Management Committee shall manage D&W and shall have the authority to appoint  a general manager (the “General Manager”) and any other individuals, as necessary, to act on behalf of D&W in carrying out the day-to-day management responsibilities.  The Management Committee shall meet at least once each calendar quarter, in person or telephonically.

5.03         Budget.  A budget (the “Budget”) for the Company shall be prepared and submitted annually by the Management Committee to Hawkeye and Transco for approval at least sixty (60) calendar days prior to the end of each fiscal year with respect to the following fiscal year.  The Members agree that they have acknowledged and approved the current year’s budget attached hereto as Exhibit E.  If at the beginning of any fiscal year the Budget for such upcoming year or any item or portion thereof shall not have been approved by both Hawkeye and Transco, then:

(a)           Any items or portions of the Budget and amounts of expenses provided therein which have been so approved shall become operative immediately and the General Manager shall be entitled to expend funds in accordance with those operative portions;

(b)           With respect to the Budget, the General Manager shall be entitled to, and shall, expend with respect of noncapital, recurring expenses in any month of the then-current fiscal year, an amount equal to the budgeted amount for the corresponding month of the immediately preceding fiscal year, as set forth on the immediately preceding fiscal year Budget, after giving effect to any dispositions or other material changes to the Company property during the prior or current fiscal year; provided, however, that if any contract approved by the

Management Committee or entered into pursuant to the provisions hereof provides for an automatic increase in costs thereunder after the beginning of the then current fiscal year, then the General Manager shall be entitled to expend the amount of such increase; and

(c)           The General Manager shall be entitled to, and shall, expend funds in respect of debt service on the Company’s financing (including the expense of curing any defaults thereunder), utilities, real estate taxes and assessments, emergency repairs, or other expenditures which the Management Committee reasonably determines are necessary for the continued ordinary operation of the Company property, including, without limitation, uninsured losses or deductibles, operating shortfalls, repairs, additions or modifications to comply with applicable laws or insurance requirements, insurance premiums for insurance policies approved by the Management Committee, and any final orders, judgments, or other proceedings and all costs and expenses related thereto, regardless of whether such expenditures exceed the amounts provided for in the applicable Budget for the preceding fiscal year.

5.04         General Manager.  The General Manager shall be responsible for the day-to-day management of D&W, and shall have the authority to take actions as authorized by the Management Committee or as provided for in the Budget approved by the Management Committee.  The General Manager shall be appointed annually by the Management Committee and can be removed at any time by the Management Committee for any reason.  The General Manager may be an employee of either Member or an affiliate thereof.  The General Manager shall not be entitled to any compensation from D&W on account of the performance of the duties specified in this Section 5.  The initial General Manager shall be Steve Masters.

SECTION 6.

OPERATIONS

6.01         Carrier Service.  D&W shall continue to be operated as a common carrier railroad, consistent with the rights and obligations of a rail carrier subject to the jurisdiction of the Surface Transportation Board, the Federal Railroad Administration, and other railroad governing bodies, over the entirety of the Line as described in Exhibit B attached hereto as amended from time to time by the Management Committee.

6.02         D&W Operating Agreements.  The Members shall ensure that D&W maintains, amends, renegotiates, supplements, terminates and/or replaces any operating agreements to which D&W is a party, including, but not limited to, the Agreement for Train Operations and Track Maintenance dated September 24, 2003 between D&W and the Iowa Northern Railway Company (“IANR”) (the “IANR O&M Agreement”), (i) to accommodate the rail transportation needs of Transco, Hawkeye and any other users of rail services that are or come to be located on the Line, (ii) to facilitate all necessary upgrades and improvements to the Line and (iii) to further D&W’s fulfillment of its common carrier obligations.

6.03         Service Failures.  If either Member deems any counterparty to an agreement to which D&W is a party to be in default under such agreement, the Members shall consider the effect of such default and whether any proposed action would have a negative economic impact on either Member.  Costs incurred by D&W in pursuing remedial actions, to the extent they are not recovered from the defaulting counterparty or otherwise payable from D&W’s revenue, shall be reimbursed by the Member(s) that deemed the counterparty to be in default.  If the Members elect to cause the termination of any agreement providing for railroad operations over the Line, the Members shall jointly (i) negotiate separate service agreements with IANR or another party, or (ii) operate its own locomotives and rail cars to provide service to their respective facilities, provided such operations are consistent with (x) the Members’ other obligations under this Agreement and (y) all other agreements to which D&W is or becomes a party.

6.04         Third-Party Service Costs.  Notwithstanding the provisions of Section 7.03(b) hereof, in the event that third-party service takes place over the Line, D&W shall enter into an agreement with such third party so that such third party will reimburse D&W (i) for such party’s pro rata share of total D&W operations and maintenance costs during the relevant time period, based upon the total ton-miles of service provided to that party over the Line, provided, that such costs shall still be limited by the geographical boundaries of Section 7.03 of this Agreement and (ii) for any track usage and interchange fees incurred with respect to cars transported under the UP Trackage Rights Agreement (as hereinafter defined).

6.05         IANR O&M Agreement Restriction.  Notwithstanding the provisions of Section 6.03, any changes to or termination of the IANR O&M Agreement or any successor arrangement shall require the consent of all Members.

SECTION 7.

IMPROVEMENTS AND MAINTENANCE

7.01         Immediate System Upgrades.  “Immediate System Upgrades” shall mean the necessary track and facilities upgrades on the Line as determined by Hawkeye in consultation with Transco for the provision of rail service to the Fairbank Plant as further described under the heading “Track Work” in Exhibit A attached hereto.  The Immediate System Upgrades and any other upgrades to the track and facilities on the Line shall be coordinated in good faith between the Members to minimize disruption to D&W’s operations.  If the Members have coordinated in good faith to schedule upgrades and the installation of the upgrades (including the Immediate System Upgrades) results in any financial loss to the other Member, the Member requesting the upgrade shall reimburse the actual financial losses suffered by the non-requesting Member.  The Members agree that any rail that must be replaced during the Immediate System Upgrades to upgrade the rail for ethanol tank service shall be set aside in an orderly fashion, shall be the property of Transco exclusively and shall not be considered a distribution reducing Transco’s Membership Interest in the Company.

Hawkeye shall provide the Company and Transco, as soon as practicable following receipt thereof, copies of all final invoices or other similar documents evidencing the total amount paid by Hawkeye for the Immediate System Upgrades.

7.02         Future Capital Improvement Projects.  The Management Committee shall determine when upgrades are necessary for the D&W tracks and facilities and such capital upgrades shall be funded by the Members in the form of capital contributions to D&W as set forth below.  Whether an expenditure is considered a capital improvement or a maintenance expense shall be determined by the Management Committee in accordance with the United States generally accepted accounting principles and practices in effect on the date of such determination.

(a)           Transco shall be solely responsible for any additional capital contribution needed to fund future upgrades to the D&W line segment between the Fairbank Plant at milepost 346 and milepost 354.3 at Oelwein, IA; provided, however, that if a future upgrade to that line segment is made at the request of or solely to meet the needs of Hawkeye or a third party, Transco shall have no obligation to make an additional capital contribution in connection with such upgrade.

(b)           In addition to the Immediate System Upgrades, Hawkeye shall be solely responsible for any additional capital contributions needed to fund future upgrades to the D&W line segment between milepost 332 at Dewar, IA and the Fairbank Plant at milepost 346; provided, however, that if a future upgrade to that line segment is made at the request of or solely to meet the needs of Transco or a third party, Hawkeye shall have no obligation to make an additional capital contribution in connection with such upgrade.

Any Member who is responsible for a capital improvement in accordance with this Section 7.02 shall provide the Company and the other Member, as soon as practicable following receipt thereof, a copy of the final invoice or other similar document evidencing the total amount paid in connection with such capital improvement.

7.03         Maintenance Costs for Hawkeye and Transco.  Responsibility for payment or reimbursement (as the case may be) of maintenance expenses billed to D&W by IANR or a successor contractor for track maintenance and related services under the IANR O&M Agreement or successor arrangement shall be apportioned between the Members as set forth below.  D&W shall provide a monthly invoice to each of the Members for the maintenance costs incurred hereunder by the fifth (5th) calendar day following the day D&W receives the corresponding invoice from IANR or any successor.  At the request of a Member, the other Member shall provide information with respect to such Member’s car transportation information in order for the requesting Member to confirm its costs relating to track maintenance.

(a)           Expenses related to the D&W tracks between the Fairbank Plant at milepost 346 and milepost 354.3 at Oelwein, IA shall be the sole responsibility of Transco; provided, however, that if Hawkeye stores and/or stages railcars on the segment between milepost 346 and milepost 354.3, Hawkeye shall be solely responsible for the expenses related to that segment attributable to its freight traffic.

(b)           Expenses related to the D&W tracks between the Fairbank Plant at milepost 346 and milepost 332 at Dewar, IA shall be apportioned pro rata between the Members, based upon the respective share of the total ton-miles of transportation service provided over the Line during the relevant time period attributable to each Member’s freight traffic; provided, however, that if the freight traffic attributable to Transco is less than twenty percent (20%) of the total freight traffic handled over the segment between milepost 346 and milepost 332, then Hawkeye shall be solely responsible for all of the expenses related to that segment attributable to the freight traffic of both Hawkeye and Transco.

7.04         Third-Party Maintenance Costs.  In the event that D&W, its agent or contract operator serves any customers on the Line other than the Members, D&W will enter into a third-party customer’s agreement such that expenses billed to D&W by IANR or a successor contractor for track maintenance and related services shall be apportioned such that the contract operator or new user is responsible for, and D&W provides an invoice to such party for its respective share of, the total ton-miles of transportation service provided over the Line during the relevant time period attributable to the contract operator’s or new user’s freight traffic.

7.05         Union Pacific Trackage Rights Maintenance Costs.  Track maintenance and capital expenses assessed to D&W by the Union Pacific Railroad Company (“UP”) under the Trackage Rights Agreement between UP and D&W dated as of September 26, 2003 (the “UP Trackage Rights Agreement”) and the Interchange Agreement between UP and D&W dated September 26, 2003 (the “UP Interchange Agreement”) or any successor agreements will be apportioned between the Members pro rata based upon the respective ton-miles of service provided to each of them by D&W over the lines covered by the UP Trackage Rights Agreement and the UP Interchange Agreement during the time period corresponding to the invoice received by D&W from UP.  D&W shall provide an invoice to each of the Members for the costs incurred in connection with the UP Trackage Rights Agreement and the UP Interchange Agreement or any successor agreements by the fifth (5th) calendar day following the day D&W receives the corresponding invoice from UP or the counterparty to any agreement.

SECTION 8.

RAIL TRANSPORTATION RATES AND TRACKAGE RIGHTS FEES

8.01         Rail Transportation Rates.  Notwithstanding the other provisions of this Agreement, Hawkeye, Transco and any other purchasers of rail service from D&W or its agent or contractor shall be separately responsible for transportation rates and charges payable to D&W or its agent or contractor for freight transportation service provided to each of them over the Line.  Each Member shall separately negotiate its own agreement with D&W or its agent or contractor for freight transportation service and transportation rates.

8.02         UP Trackage Rights Fees.  Payment or reimbursement (as the case may be) of track usage and interchange fees payable by D&W to UP with respect to cars transported for Transco or Hawkeye under the UP Trackage Rights Agreement shall be the sole responsibility of Hawkeye; provided, however, that if more than 200 loaded cars are moved for the account of Transco or its successor(s) on an annual basis over the line covered by the UP Trackage Rights Agreement, then Transco and/or its successor(s) shall be solely liable for track usage and interchange fees attributable to such excess loaded Transco cars.  D&W shall provide an invoice to each of the Members for the track usage and interchange fees incurred under the UP Trackage Rights Agreement by the fifth (5th) calendar day following the day D&W receives the corresponding invoice from UP.

SECTION 9.

OTHER OPERATING EXPENSES

9.01         Insurance.

(a)           Responsibility for expenses for insurance maintained by D&W shall be apportioned between the Members pro rata, based upon their respective Membership Interests.

(b)           For a period of seven (7) years from the date of this Agreement, if the rail freight traffic over the Line attributable to Transco is less than twenty percent (20%) of the total freight traffic moving over the Line in a given year (on a ton-mile basis), then Transco’s reimbursement obligation for insurance expenses for such year shall be limited to an amount no greater than $58,419.

9.02         General Operating Expenses.  All expenses incurred by D&W or the Members that are not covered by other provisions of this Agreement, including, but not limited to, accounting services, legal fees and supplies, shall be paid from D&W’s revenue and, if such revenue is insufficient, from unexpended capital of the Company.  If unexpended capital is insufficient, D&W shall issue a notice to the Members indicating the amounts owing with respect to such expenses based on each Member’s Membership Interest as determined in Section 4 and each Member shall make such capital contribution within ten (10) days of receipt of such notice.

SECTION 10.

ALLOCATIONS AND TAX MATTERS

10.01       Allocations.

(a)           The Company’s Net Profits and Net Losses, subject to the special allocations pursuant to Sections 10.02 and 10.03, shall be allocated for each fiscal year to the Members as follows:

(i)            Net Profits shall be allocated:

(1)           first, to offset previous allocations of Net Loss pursuant to Sections 10.01(a)(ii)(2) and (3)) hereof on a cumulative basis, in reverse order of the priorities described therein; and
(2)           second, the balance to the Members in proportion to their respective Membership Interests;

(ii)           Net Losses shall be allocated:

(1)           first, to offset previous allocations of Net Income pursuant to Section 10.01(a)(i)(2), to the extent such Net Income has not been distributed;

(2)           second, to the Members in proportion to their positive Capital Account balances until such Capital Account balances have been reduced to zero; and
(3)           third, the balance to the Members in proportion to their respective Membership Interests.

(b)           Notwithstanding anything to the contrary in Section 10.01(a), in the event of the winding up and termination of the Company pursuant to Section 24 hereof, Net Profit and Net Loss (and items of gross income, loss or deduction, if necessary), including gain or loss realized by the Company upon the sale (or deemed sale) of its property or assets, shall be allocated to the extent possible, subject to the special allocations of Sections 10.02 and 10.03, in a manner so as to cause the Capital Accounts of the Members to equal the amounts due the respective Members in accordance with the provisions of Section 24.

(c)           “Net Profits” and “Net Losses” mean, for each fiscal year, an amount equal to the Company’s taxable income or loss for such fiscal year, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(i)            any income of the Company exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(ii)           any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii)          in the event the Asset Value of any asset of the Company is adjusted in accordance with subparagraph (2) or subparagraph (3) of the definition of “Asset Value” set forth in Section 3.01, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

(iv)          gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Asset Value;

(v)           in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of “Depreciation” set forth in Section 3.01; and

(vi)          any items which are specially allocated pursuant to Sections 10.02 and 10.03 shall not be taken into account in computing Net Profits or Net Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 10.02 and 10.03 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (v) above.

(d)           Any Company item of deduction attributable to a deemed payment to a Member that has provided goods or services to the Company shall be allocated to such Member, and, for Capital Account purposes, such Member shall be deemed to have made a capital contribution to the Company in an amount equal to the amount of such deemed payment.

10.02       Special Allocations.

(a)           Notwithstanding anything else contained in this Section 10, if any Member has a deficit Capital Account for any fiscal period as a result of any adjustment of the type described in Section 1.704-1(b)(2)(ii)(d)(4) through (6) of the Regulations, then the Company’s income and gain will be specifically allocated to such Member in an amount and manner sufficient to eliminate such deficit as quickly as possible.  Any special allocation of items of income or gain pursuant to this Section 10.02(a) shall be taken into account in computing subsequent allocations pursuant to Section 10 so that the cumulative net amount of all items allocated to each Member shall, to the extent possible, be equal to the amount that would have been allocated to such Member if there had never been any allocations pursuant to this Section 10.02(a).  This Section 10.02(a) is intended to comply with, and shall be interpreted to be consistent with, the qualified income offset requirement of Section 1.704-1(b)(2)(ii) of the Regulations.

(b)           Gross deductions which are Member nonrecourse deductions (as defined in Section 1.704-2(b)(1) of the Regulations) for any taxable year shall be allocated to the Member that bears the economic risk of loss with respect to the loan to which such Member nonrecourse deductions are attributable in accordance with Section 1.704-2(i) of the Regulations.  Nonrecourse deductions shall be allocated to the Members in accordance with their respective Membership Interests.

(c)           If during any taxable year there is a net decrease in minimum gain (as such term is defined by Sections 1.704-2(b)(2) and (d) of the Regulations) with respect to partnership minimum gain, then each Member shall be allocated gross income for such taxable year (and, if necessary, for subsequent taxable years) in the manner provided in Sections 1.704-2(f) and (j) of the Regulations.  Likewise, if there is a net decrease during any taxable year in the minimum gain attributable to Member nonrecourse debt (as defined in Section 1.704-2(i)(3) of the Regulations with respect to Member nonrecourse debt), then any Member with a share of the minimum gain attributable to such debt at the beginning of such taxable year shall be allocated items of gross income for such taxable year (and, if necessary, for subsequent taxable years) in the manner provided in Section 1.704-2(i)(4) of the Regulations.  This Section 10.02(c) is intended to comply with, and shall be interpreted to be consistent with, the minimum gain chargeback requirements of Sections 1.704-2(b)(2) and 1.704(2)(i) of the Regulations.

(d)           Solely for purposes of allocating excess nonrecourse liabilities of the Company among the Members, the Members agree that their respective interests in the profits of the Company are equal to their respective Membership Interests, unless otherwise agreed upon by all of the Members.

10.03       Curative Allocations.  The allocations set forth in Section 10.02 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 10.03.  Therefore, notwithstanding any other provision of this Section 10 (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to this Section 10 without regard to the Regulatory Allocations.  In exercising their discretion under this Section 10.03, the Members shall take into account future Regulatory Allocations under Section 10.02 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 10.02.

10.04       Tax Allocations.

(a)           In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members using the traditional method with curative allocations so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Asset Value (computed in accordance with the definition of Asset Value).

(b)           In the event the Asset Value of any Company asset is adjusted pursuant to subparagraph (2) of the definition of Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Asset Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.

(c)           Any elections or other decisions relating to such allocations shall be made by the Tax Matters Member (as hereinafter defined) in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 10.04 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

(d)           Except as otherwise provided in this Agreement, all items of Company gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Net Profit or Net Loss, or amounts specially allocated pursuant to Section 10.02 or 10.03 hereof, as the case may be, for the fiscal year.

10.05       Tax Decisions.  The Company shall file its returns as a partnership for federal and state income tax purposes.  All elections required or permitted to be made by the Company, and all other tax decisions and determinations relating to federal, state or local tax matters, shall be made by the Tax Matters Member, in consultation with the Management Committee and the Company’s attorneys and/or accountants.  Tax audits, controversies and litigations shall be conducted under the direction of the Tax Matters Member.  The Tax Matters Member shall submit to the Management Committee, for their review and approval, any settlement or compromise offer with respect to any disputed item of income, gain, loss, deduction or credit of the Company.  The General Manager shall be the initial “tax matters partner” (referred to herein as the “Tax Matters Member”) within the meaning of Section 6231(a)(7) of the Code.  A different Tax Matters Member may be selected at any time by Members representing 51% of the outstanding Membership Interests.  The Tax Matters Member shall furnish to the Company, which shall furnish to the other Members, a copy of all notices or other written communications received by the Tax Matters Member from the Internal Revenue Service or any state of local taxing authority.  The Tax Matters Member shall distribute to the Company, which shall distribute to each of the Members, as soon a practicable after the end of the fiscal year of the Company, information with respect to the Company necessary for each Member to prepare its federal, state and local tax returns.  In addition, the Tax Matters Member shall keep the other Members informed of any administrative or judicial proceeding, as required by Section 6223(g) of the Code.

SECTION 11.

DISTRIBUTIONS

11.01       Annual Distribution.

(a)           Beginning in the first fiscal year following the date hereof, the Company shall make annual cash distributions to each Member, pro rata in accordance with their respective Membership Interests, of at least 2/3 of the net distributable profit (defined to be all profits of the Company, less capital needs set forth in the Budget for the following year) of the Company earned in the year concerned (the “Annual Distribution”).  In addition to the Annual Distribution, the Management Committee may make additional distributions to the Members, pro rata in accordance with their respective Membership Interests.

(b)           Distributions made upon liquidation of the Company shall be made as provided in Section 24.

(c)           Distribution Rules.

(i)            All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation by the Company to the Members shall be treated as amounts distributed to the Members pursuant to this Section 11 for all purposes of this Agreement.  The Company is authorized and directed to withhold from distribution, or with respect to allocations, to the Members and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state or local law and shall allocate such amounts to those Members with respect to which such amounts were withheld.  Promptly upon learning of any requirement under any provision of the Code or any other applicable law requiring the Company to withhold any sum from a distribution to a Member or to make any payment to any taxing authority in respect of such Member, the Company shall give written notice to such Member of such requirement and, if practicable and if requested by such Member, shall cooperate with such Member in all lawful respects to minimize or to eliminate any such withholding or payment.

(ii)           A Member shall not have the status of, and is not entitled to the remedies available to, a creditor of the Company with regard to distributions that such Member becomes entitled to receive pursuant to this Agreement and the Delaware Act.

11.02       Liabilities.  As between Hawkeye and Transco, liability for property losses, damages, third party claims, environmental damage and any other liabilities of whatever source or cause which arise in connection with D&W, its assets or operations shall be apportioned as follows:

(a)           If the liability or claim is attributable to an event or condition occurring prior to September 30, 2003, Transco and Hawkeye will each be responsible for the percentage of such liability or claim equal to its Membership Interest in D&W.

(b)           If the liability or claim is attributable to an event or condition occurring after September 30, 2003, but prior to the Effective Date (as hereinafter defined), such liability or claim shall be the sole responsibility of Transco.

(c)           If the liability or claim is attributable to an event or condition occurring after the Effective Date:

(i)            if the event or condition occurred or exists between the Fairbank Plant at milepost 346 and milepost 354.3 at Oelwein, IA, such liability or claim shall be the sole responsibility of Transco; and

(ii)           if the event or condition occurred or exists between milepost 332 at Dewar, IA and the Fairbank Plant at milepost 346, such liability or claim shall be the sole responsibility of Hawkeye.

(d)           If the liability or claim is attributable to an event or condition occurring after the Effective Date, and arises solely from the operation of trains or transportation of freight for the exclusive benefit of one Member, such liability or claim shall be the sole responsibility of that Member.

(e)           If the liability or claim is attributable to an event or condition occurring after the Effective Date and arises from the operation of trains or transportation of freight for the benefit of more than one Member, responsibility for such liability or claim shall be apportioned among the Members according to each Member’s Membership Interest as set forth in Section 4.  Notwithstanding the foregoing, except to the extent that it arises from an act, omission or gross negligence of Transco, its employees, agents or assignees, any liability or environmental claims arising from spills or other releases of ethanol or ethanol plant raw materials or by-products at or from Fairbank Plant shall be the sole responsibility of Hawkeye or its successors.

(f)            The Members will cooperate in good faith in the mounting of any defenses against third party liability in conjunction with their respective insurance carriers.  However, each Member has the right to exercise its own defense with respect to liability for which it is responsible, in its sole judgment and discretion.

(g)           Nothing contained in this Section 11.02 shall be considered to limit any right that Transco or Hawkeye may have under applicable law or otherwise with respect to third parties relating to any liability or claim.

11.03       Derailment Costs and Damages Under UP Agreement.  In the event of a derailment on the UP railroad tracks described in the UP Trackage Rights Agreement and the UP Interchange Agreement, as between Hawkeye and Transco, the Member responsible for the origination of the train shall be responsible for any property or other damage charges assessed by UP; provided, however, that if the derailed train is a mixed car train (includes cars providing service for both Hawkeye and Transco), the damages shall be shared pro rata between Hawkeye and Transco based on the percentage of cars in the mixed car train used by each Member; provided, further, that if such damage is the result of work performed, or a failure to perform required work, by Transco on Hawkeye railcars pursuant to an agreement reached under Section 13.03, Transco shall be responsible for any such charges.

SECTION 12.

TRANSFERABILITY OF INTERESTS

12.01       Transfer of Interest.  No Member shall sell or otherwise transfer (voluntarily or involuntarily) its Membership Interest in D&W to a third party without first offering such interest for sale to the remaining Members at the lesser of (i) the bona fide purchase price offered by the third party; or (ii) the amount of the capital contribution credited to the transferring Member; provided, however, that each Member may assign its Membership Interest to a successor in interest to all or a substantial part of the assets of such Member by way of merger, consolidation, intra-corporate transfer, sale, divestiture pursuant to an order or decree of a court, or similar reorganization, provided that such transferee shall be at least as credit worthy as the transferor and shall not be a competitor to D&W or the non-transferring Member.  No transfer of a Membership Interest shall be effective unless and until such transferee shall assume in writing the obligations of the transferor under this Agreement and shall execute a counterpart hereof.  Subject to the provisions of this Section 12.01, this Agreement will be binding upon and inure to the benefit of the Members, their successors and permitted assigns.  Notwithstanding anything contained herein, Hawkeye may pledge or otherwise assign its interest and rights hereunder and its Membership Interest to Credit Suisse First Boston, as lender, or any successor thereto or assignee thereof (“CSFB”).

12.02       Tag-Along Rights.  Except with respect to CSFB exercising any rights it may have in connection with a pledge by Hawkeye of its Membership Interest, if at any time a Member desires to sell or otherwise transfer all or any portion of its Membership Interest to a third party and has satisfied the requirements of Section 12.01 hereof, such Member shall not consummate the sale or transfer of such Membership Interest unless the third party transferee agrees to purchase from the other Member(s) at least the same portion of its (their) respective Membership Interest(s) on the same terms and conditions, subject to the same agreements and at the same price and at the same time as the sale by the transferring Member.  The rights secured by this Section 12.02 may be waived by the beneficiary Member(s), by written notice to the transferring Member.

SECTION 13.

FURTHER CONSIDERATION AND TRANSFERS TO TRANSCO

13.01       Payments to Transco.

(a)           Upon execution of this Agreement, independent of its capital contributions pursuant to Section 3, Hawkeye shall contribute to the Company and the Company shall distribute to Transco the sum of $100,000.00 as reimbursement for certain pre-formation expenditures (as such terms are defined in Treasury Regulation Section 1.707-4(d)).  Such distribution of the Company to Transco shall not affect Transco’s Membership Interest set forth in this Agreement.

(b)           Within twelve (12) months from the date of execution of this Agreement, Hawkeye shall contribute to the Company and the Company shall distribute to Transco an additional $100,000.00, as reimbursement for certain pre-formation expenditures (as such terms are defined in Treasury Regulation Section 1.707-4(d)).  Such payment shall not be subject to offset.  Such distribution of the Company to Transco shall not affect Transco’s Membership Interest set forth in this Agreement.

(c)           In addition to the payments described in Sections 13.01(a) and (b), Hawkeye shall pay Schwartz, Cooper, Greenberger and Krauss, Transco’s legal counsel, for legal fees reasonably incurred by Transco in connection with the negotiation and execution of this Agreement, subject to a maximum of $25,000.00.

Transco shall provide to Hawkeye any documentation reasonably requested in connection with the payments described in paragraphs (a), (b) and (c) of this Section 13.01.

13.02       Transfer of Certain D&W Yard Trackage.  As soon as practicable following execution of this Agreement, and subject to all necessary regulatory approvals, including necessary Surface Transportation Board authorization, D&W shall discontinue common carrier service over the yard tracks and sidings located within the industrial boundaries of the Transco facilities in the vicinity of Oelwein, Iowa, which is marked on the map attached hereto as Exhibit C, and following such discontinuance, shall transfer ownership of such assets to Transco in the form of a distribution from D&W to Transco.  D&W shall execute and file any filings or documents necessary to effect such transfer.  Such distribution from D&W to Transco shall not affect Transco’s Membership Interest set forth in this Agreement.

13.03       Hawkeye Railcar Maintenance Preference.  In consideration of this Agreement, Hawkeye shall give Transco preferential consideration in the awarding of any contract for the maintenance or servicing of railcars owned, leased or utilized by Hawkeye for use in rail transportation service over the Line, so long as the terms proposed by Transco are at least as favorable to Hawkeye as those proposed by a third party.  This preference includes, but is not limited to, any requirements for pre- or post-loading service while the cars are in Hawkeye’s control.

SECTION 14.

RECORDS AND ACCOUNTING

14.01       Records and Accounting.  Accounting and other administrative records relating to D&W and its activities shall be kept and maintained by Hawkeye, at no cost to D&W, consistent with generally accepted accounting principles, business record retention practices and the Delaware Act.  All Members shall have access to, and may inspect and copy, any and all such books and records during regular business hours.  The General Manager promptly shall send to each Member copies of all reports, correspondence, documents and other information sent or received by D&W, other than routine shipping or inter-carrier documents, which nevertheless shall be provided promptly upon request.

14.02       Fiscal Year.  D&W’s fiscal year shall end March 31, unless otherwise agreed to by the Members.

SECTION 15.

ARBITRATION

15.01       Selection of Single Arbitrator.  Any dispute between the Members that relates to the interpretation, application or enforcement of this Agreement and that cannot be resolved by negotiation shall be submitted for resolution by binding arbitration.  Arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”) in effect at the time of the arbitration; provided, however, that to the extent that the AAA Rules are inconsistent with the terms of this Agreement or the terms of this Agreement are more specific than the AAA Rules, the terms of this Agreement will govern.

The question or controversy upon which the Members cannot agree shall be submitted for arbitration to a single, competent disinterested arbitrator if the Members are able to agree upon such single arbitrator within thirty (30) days after the Member desiring such arbitration notifies the other Member of such desire.

15.02       Three Arbitrator Panel.  If a single arbitrator cannot be agreed upon within the thirty (30) day period provided in Section 15.01, a board of three (3) arbitrators shall be used.  Such arbitrators shall be selected as follows:

(a)           The Member demanding arbitration shall give the other Member notice of such demand stating specifically the question or questions to be submitted for decision and nominating a person to act as one arbitrator (who shall be non-neutral for purposes of AAA Rules R-12 and R-17).

(b)           The Member to whom such notice is given shall appoint a second arbitrator (who shall be non-neutral for purposes of AAA Rules R-12 and R-17) and give the Member demanding arbitration notice of such appointment within thirty (30) days from the time of receipt of the demanding Member’s notice.

(c)           If the responding Member does not timely notify the Member demanding arbitration of its nomination of a second arbitrator, the Member making the demand may select the second arbitrator.

(d)           The first and second arbitrators so chosen shall select a third arbitrator, but if the arbitrators are unable to agree upon such a third arbitrator within a period of thirty (30) days from the day of appointment of the second arbitrator, the third arbitrator shall be appointed upon application of either Member to the AAA.

15.03       Arbitration Procedure and Binding Decision.

(a)           Upon selection of the arbitration board of either one or three members, the board shall proceed with reasonable diligence to inquire into and determine the questions or controversies at issue, as disclosed in the demanding Member’s notice and any responses thereto.  The board shall give the Members reasonable notice of the time and place (of which the board shall be the judge) at which the board will take such evidence as it may deem reasonable, or as either Member may submit, and may hear arguments of counsel or others.  Discovery shall be available to each Member with respect to the relevant, non-privileged documents, books, papers or information in the possession or control of the other Member, in the discretion of the board.

(b)           If any arbitrator shall decline or fail to act, the Member (or Members in the case of a single arbitrator) by whom he or she was chosen, or the AAA (in the case of an arbitrator selected through application to it), shall appoint another to act in his or her place.

(c)           After hearing the evidence and arguments submitted by the Members, the board shall state a decision and award in writing within forty-five (45) days of the final submission by the Members, which decision and award, when delivered to both Members, shall be final and binding.  The board shall not have the authority to assess punitive or exemplary damages against either Member, or to change any term of this Agreement.  The Members expressly agree to be bound conclusively by any such decision and award and judgment may be entered upon such decision and award in any court of competent jurisdiction.  The Members shall each bear the expense of their respective designated arbitrator as well as their own fees and costs.  The expense of the third neutral arbitrator, or single arbitrator if applicable, shall be shared equally by the Members.

SECTION 16.

ADVERSE IMPACT

The Members agree to act in good faith to further the purposes of D&W as set forth in this Agreement, and to refrain from taking actions adversely impacting their ability to carry out those purposes or the ability of the other Member(s) to fulfill its (their) obligations hereunder.

SECTION 17.

CONFIDENTIALITY

This Agreement and information concerning its terms shall be strictly confidential between the Members.  Except when required by law, no Member shall disclose the terms hereof or any information developed in connection with this Agreement without the express written approval of the other Member; provided, however, that no Member shall be precluded from using this Agreement or any such information in obtaining or attempting to obtain financing or in response to a request from current or future  lenders.  The Members hereto may use this Agreement in connection with filing reports with any appropriate governmental authorities, provided such filing is made with a request for appropriate confidentiality assurances.  The Members also may submit this Agreement, or when possible, limited information about this Agreement to consultants and contractors performing work on or related to the subject matter of this Agreement who agree in writing to protect the confidentiality of such information.

SECTION 18.

WARRANTIES AND REPRESENTATIONS

18.01       Transco.  For purposes of this Section 18.01, the phrase “to the knowledge of Transco” means the actual knowledge of J. Robert Nelson, Charles Andersen and Steve Masters.  Transco represents and warrants to Hawkeye that, on the day of the execution of this Agreement:

(a)           Organization and Authorization.  Transco is a corporation duly organized and incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with the corporate power and authority to execute, deliver and perform this Agreement, to own its properties and carry on its business in the manner in which such business is now being conducted.  This Agreement has been duly executed and delivered by Transco, has been effectively authorized by all necessary action, corporate or otherwise, by Transco and constitutes a legal, valid and binding obligation of Transco enforceable in accordance with its terms, except as the same may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

(b)           No Liens.  Except as otherwise set forth on Schedule 18.01(b), to the knowledge of Transco, D&W’s property is free and clear of all mortgages, deeds of trust and other like financial liens, restrictions, reservations, encroachments, or encumbrances, and there is no material defect or encumbrance in title to D&W’s property or environmental condition that would preclude D&W from using its property in connection with operating a line.

(c)           No Conflict.  The execution, delivery and performance by Transco of this Agreement and the consummation of the transactions contemplated hereby, do not and will not:  (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of Transco; (ii) except for necessary government approvals listed on Schedule 18.01(c), conflict with or violate any law applicable to Transco or D&W by which any property or asset of Transco or D&W is bound or affected; (iii) violate any judgment, order, writ, injunction or decree of any United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury) (each, a “Governmental Authority”) except for necessary government approvals listed on Schedule 18.01(c); or (iv) except for necessary government approvals listed on Schedule 18.01(c), result in a material breach of any of the terms or conditions of, or constitute a material default under, require any consent of any person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, or otherwise adversely affect any rights of Transco or D&W under, or result in the creation of any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership (each, an “Encumbrance”) on any property, asset or right of Transco or D&W pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which Transco or D&W is a party or by which Transco or D&W or any of their respective properties, assets or rights are bound or affected.

(d)           Required Filings and Consents.  Except as may be required to comply with Section 13.02, Transco is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Transco of this Agreement or the consummation of the transactions contemplated hereby or in order to prevent the termination of any right, privilege, license or qualification of D&W.

(e)           Compliance with Law; Permits.  To the knowledge of Transco, each of Transco and D&W is and has been in compliance in all material respects with all laws applicable to it.  Transco has not received during the past three (3) years, nor is there any known basis for, any notice, order, complaint or other communication from any Governmental Authority or any other person that D&W is not in compliance in any material respect with any Law applicable to it.  To the knowledge of Transco, D&W is in possession of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for it to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”).  To the knowledge of Transco, D&W is and has been in compliance in all material respects with all such Permits.  As of the date hereof, no suspension, cancellation, modification, revocation or non-renewal of any Permit is pending or, to the knowledge of Transco, threatened.  D&W has not received any notice relating to any proposed change in zoning or other use restrictions.

(f)            Litigation.  There is no pending or, to the knowledge of Transco, threatened material litigation, labor dispute, condemnation, eminent domain or administrative proceeding or real estate tax protest or proceeding against or affecting the Line, D&W or arising from any of the Material Contracts (as hereinafter defined), which would have a materially adverse effect on the Line or D&W.  There is no litigation or administrative proceeding pending or, to the knowledge of Transco, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.

(g)           Sufficiency of Assets.  None of the assets owned or leased by D&W is subject to any Encumbrance, other than (i) liens for current taxes and assessments not yet past due, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of D&W consistent with past practice and (iii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of D&W as currently conducted.  To the knowledge of Transco, D&W has not received notice relating to the curtailment of any utility service supplied to the Line.

(h)           Real Property.  Other than as set forth on Part A of Schedule 18.01(h), there are no material documents affecting title on any part of the Line.  Other than as set forth on Part B of Schedule 18.01(h), there are currently no other material agreements affecting any part of the Line.  To the knowledge of Transco, neither Transco nor D&W (i) has received any written notice or claim challenging the ownership of its real property or (ii) taken any action that may affect the ownership of D&W’s real property.

(i)            Taxes.

(i)            D&W, or the affiliated, combined or unitary group of which D&W is or was a member, as the case may be (collectively, the “Tax Affiliates”), in a timely manner have filed all federal and all material state, local and foreign tax returns required to be filed by them and have paid all taxes shown due on such returns.  All such returns and reports are true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such returns by applicable federal, state, local or foreign tax laws, regulations or rules.  D&W and the Tax Affiliates have paid in full or set up an adequate reserve in respect of all material taxes for the periods covered by such returns, as well as all other material taxes, penalties, interest, fines, deficiencies, assessments and governmental charges that have become due or payable, including, without limitation, all taxes that D&W is obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties.  Neither D&W nor any Tax Affiliate has any tax liability for which D&W could be liable and for which an adequate tax reserve has not been established on the consolidated balance sheet of D&W and the Tax Affiliates as at March 31, 2005 (the “Balance Sheet” and such date, the “Balance Sheet Date”), whether or not disputed, including any interest and penalty in connection therewith, for all periods ending on or prior to the Balance Sheet Date.

(ii)           Set forth on Schedule 18.01(i) is a complete list of income and other tax returns filed by D&W, and income tax returns filed by any of the Tax Affiliates, in D&W’s last ten (10) taxable years pursuant to the laws or regulations of any federal, state, local or foreign tax authority that have been examined or audited by the Internal Revenue Service (the “IRS”) or other appropriate authority.  Also set forth on Schedule 18.01(i) is a complete list of all adjustments resulting from each such examination or audit.  No tax examination or audit of D&W is in progress.  No changes proposed by a taxing authority in an audit (other than changes disclosed in Schedule 18.01(i)) can reasonably be expected to affect the amount of tax liability for D&W in the future.  All deficiencies proposed as a result of such examinations or audits have been paid or finally settled and no issue has been raised in any such examination or audit that, by application of similar principles, reasonably can be expected to result in the assertion of a deficiency for any other year not so examined or audited.  The results of any settlement and the necessary adjustments resulting therefrom properly are reflected in the Balance Sheet.  There are no grounds for any further material tax liability with respect to the years that have not been examined or audited.  There is no outstanding agreement or waiver made by or on behalf of D&W or, in the case of income taxes, any of the Tax Affiliates for the extension of time for any applicable statute of limitations, and neither D&W nor, in the case of income taxes, any Tax Affiliate has requested any extension of time in which to file any tax return, except as set forth on Schedule 18.01(i).

(iii)          Except for taxes for the payment of which an adequate reserve has been established on the Balance Sheet and for property taxes that are not delinquent, there is no tax lien, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any of the assets or properties of D&W.

(iv)          Neither D&W nor any Tax Affiliate has executed any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof, or any similar provision of state or local law.

(v)           D&W is not a party to, and is not bound by, a tax sharing agreement or similar arrangement, except as set forth on Schedule 18.01(i).

(vi)          Except as otherwise set forth on Schedule 18.01(i)(vi), neither D&W nor any Tax Affiliate has agreed, and none is required, to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method initiated by it or any other relevant party, none of them has any knowledge that the IRS has proposed any such adjustment or change in accounting method, and there is no application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or assets of D&W or any Tax Affiliate.

(vii)         D&W has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make payments, in each case that would result in tax pursuant to Section 409A of the Code.

(viii)        As used in this Agreement, the term “tax return” includes any material report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with taxes.  As used in this Agreement, the term “taxes” means any federal, state, local and foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, charge, fee, levy or other assessment including, without limitation, property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, stamp, premium, windfall profit, employment, rent or other tax, governmental fee or like assessment or charge of any kind whatsoever, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency, assessment or governmental charge imposed by any federal, state, local or foreign taxing authority.

(ix)           Neither D&W nor any of its Tax Affiliates is or has been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) or to any other transaction that is a “reportable transaction” pursuant to Treasury Regulation Section 1.6011-4(b).

(j)            Environmental Matters.  To the knowledge of Transco, D&W is and has been in compliance with all applicable Environmental Laws.  D&W has not received during the past five years nor, to the best knowledge of Transco, is there any basis for, any communication or complaint from a Governmental Authority or other person alleging that D&W has any liability under any Environmental Law or is not in compliance with any Environmental Law.  To the knowledge of Transco, no Hazardous Substances are or have been present, and there is and has been no Release or threatened Release of Hazardous Substances nor any clean-up or corrective action of any kind relating thereto, on any properties (including any buildings, structures, improvements, soils and surface, subsurface and ground waters thereof) currently or formerly owned, leased or operated by D&W or at any location to which D&W has sent any Hazardous Substances for treatment, storage or disposal, except as listed on Schedule 18.01(j) and except in material compliance with applicable Environmental Laws.  To the knowledge of Transco, no underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on any property described in the foregoing sentence.  To the knowledge of Transco, D&W is not actually, contingently, potentially or allegedly liable for any Release of, threatened Release of or contamination by Hazardous Substances or otherwise under any Environmental Law.  There is no pending or, to the knowledge of Transco, threatened investigation by any Governmental Authority with respect to D&W relating to Hazardous Substances or otherwise under any Environmental Law.  D&W has provided to the Contributor all “Phase I”, “Phase II” or other environmental assessment reports in their possession or to which they have reasonable access addressing locations ever owned, operated or leased by D&W.

For purposes of this Agreement:

“Environmental Laws” means:  any Laws of any Governmental Authority relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Hazardous Substances” means:  (i) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other pollutant or contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Release” has the meaning set forth in Section 101(22) of CERCLA.

(k)           Material Contracts.  Except for the UP Trackage Rights Agreement, the UP Interchange Agreement, the IANR O&M Agreement and the Rail Storage Agreement dated as of September 23, 2003 between D&W and UP, D&W is not a party to or bound by any Contract that is material to the business, operations, assets, financial condition, results of operations or prospects of D&W (the “Material Contracts”).  Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect.  Neither D&W nor, to the knowledge of Transco, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has D&W received any claim of any such breach, violation or default.  D&W has delivered or made available to the Contributor true and complete copies of all Material Contracts, including any amendments thereto.

(l)            Affiliate Transactions.  Except for administrative and accounting services provided by Transco, for D&W, there are no contracts or agreements by and between D&W, on the one hand, and any affiliate of D&W, on the other hand, pursuant to which such party provides or receives any information, assets, properties, support or other services to or from D&W (including contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).  Subsequent to the Closing, D&W will possess all assets, properties and rights currently used in the conduct or operation of their business.  There are no outstanding notes payable to, accounts receivable from or advances by D&W to, and D&W is not otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any affiliate of D&W.

(m)          Material Facts.  D&W has not misstated any material fact or failed to disclose any material fact relating to D&W or its business necessary to make the representations and warranties contained herein not misleading.  The obligations of UP set forth in Section 7.A.1 (q) of the Line Sale Contract between UP and D&W dated as of September 26, 2003 (the “UP Line Sale Contract”), have been satisfactorily completed in accordance with the terms thereof.

(n)           No Other Representations.  Except for the representations and warranties contained in this Section 18.01, neither D&W nor Transco or any other person or entity makes any other express or implied representation or warranty on behalf of D&W or Transco, and D&W and Transco hereby disclaim any such representation or warranty, with respect to (i) the execution and delivery of this Agreement, (ii) the consummation of the transactions contemplated hereby or (iii) the Line including merchantability and all other express and implied warranties and representations concerning condition, title and use of the Line.

(o)           Key Persons.  J. Robert Nelson, Charles Anderson and Steve Masters are and, since Transco’s acquisition of D&W, have been, the persons primarily responsible for the operations of D&W.

18.02       Hawkeye.  Hawkeye represents and warrants to Transco that, on the day of the execution of this Agreement:

(a)           Organization.  It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           Authorization.  The execution and delivery by Hawkeye of this Agreement and the performance by Hawkeye of its obligations hereunder are within its powers and authority and have been duly authorized by all necessary action.

(c)           Valid Obligation.  This Agreement is a legal, valid and binding obligation of Hawkeye and enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by applicable law.

(d)           No Conflict.  The execution, delivery and performance by Hawkeye of this Agreement and the consummation of the transactions contemplated hereby, do not and will not:  (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of Hawkeye; (ii) conflict with or violate any Law applicable to Hawkeye or by which any property or asset of Hawkeye is bound or affected; (iii) violate any judgment, order, writ, injunction or decree of any Governmental Authority; and (iv) or result in a material breach of any of the terms or conditions of, or constitute a material default under, require any consent of any person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, or otherwise adversely affect any rights of Hawkeye under, or result in the creation of any Encumbrance on any property, asset or right of Hawkeye pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which Hawkeye is a party or by which Hawkeye or any of its respective properties, assets or rights are bound or affected.

(e)           Filings.  Hawkeye is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Hawkeye of this Agreement or the consummation of the transactions contemplated hereby or thereby.

(f)            Due Diligence.  Hawkeye has conducted a satisfactory due diligence investigation and review of D&W and has received answers satisfactory to it to all inquiries it has made with respect to D&W.

SECTION 19.

TAX PROCEDURES AND INDEMNIFICATION

19.01       Tax Returns.

(a)           Except as provided in Section 19.01(b) below, D&W shall prepare, or cause to be prepared, and shall file, or cause to be filed, all tax returns of D&W required to be filed after the Effective Date.  Transco shall prepare, or cause to be prepared, and shall file, or cause to be filed, all tax returns of D&W required to be filed on or before the Effective Date.

(b)           Hawkeye shall cause D&W to consent to join, for all taxable periods of D&W ending on or before the Effective Date for which D&W is eligible to do so, in any consolidated, combined or unitary federal, state, local or foreign income tax returns that a Tax Affiliate shall request it to join.  Such Tax Affiliate shall cause to be prepared and filed all such consolidated, combined or unitary returns.  D&W shall cooperate with the Tax Affiliates in the preparation of portions of such returns pertaining to D&W.  Except as required by applicable law, all such returns shall be prepared on a basis consistent with past practice.

19.02       Taxes and Other Payments.  All accrued but unpaid property taxes, special assessments, insurance, and charges for utilities assessed or payable in respect of the Line and facilities as of and after the Effective Date shall be prorated, adjusted and apportioned as follows:

(a)           Property taxes, special assessments, insurance and utilities related to the D&W trackage from milepost 332 at Dewar, IA to the Fairbank Plant at milepost 346 shall be the responsibility of Hawkeye; and

(b)           Property taxes, special assessments, insurance and utilities related to the D&W trackage from the Fairbank Plant at milepost 346 to milepost 354.3 at Oelwein, IA shall be the responsibility of Transco.

With respect to the foregoing payments or reimbursements, D&W shall issue, at least twenty (20) days prior to the applicable due date, a notice of the applicable taxes, assessments, insurance  and utilities, including any documentation relating to such taxes, assessments, insurance and utilities to each Member, indicating each Member’s share of the total amount.  Each Member shall pay such amount to D&W within ten (10) days of receipt of such notice.

19.03       Indemnification of Hawkeye.  Except to the extent that taxes are accrued on the Balance Sheet, or governed by Section 19.02, Transco shall be responsible for and pay and shall indemnify and hold harmless Hawkeye with respect to (i) any and all taxes imposed on D&W, or for which D&W is liable, with respect to any periods ending on or before the Effective Date or to the extent apportioned to such periods pursuant to Section 19.05, including the Effective Date, (ii) any and all taxes of any member (other than D&W) of a consolidated, combined or unitary group of which D&W was a member on or prior to the Effective Date, by reason of the liability of D&W pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulation, (iii) all taxes arising out of a breach of the representations, warranties or covenants contained in Section 18.01(i) hereof, and (iv) any costs or expenses with respect to taxes indemnified hereunder.  Any indemnity required to be made by Transco pursuant to this Section 19.03 shall be made within thirty (30) days of written notice from Hawkeye.

19.04       Post-Closing Taxes.  After the Effective Date, D&W shall be solely responsible for the payment or discharge of (i) all taxes imposed on D&W for all periods ending after the Effective Date not apportioned to a taxable period ending on the Effective Date pursuant to Section 19.05 and (ii) any costs or expenses with respect to such taxes.

19.05       Apportionment.  For the sole purpose of appropriately apportioning any taxes relating to a period that includes (but that would not end on) the Effective Date, D&W will, to the extent permitted by applicable law, elect with the relevant taxing authority to treat for all purposes the Effective Date as the last day of a taxable period of D&W.  In the case where applicable law does not permit D&W to treat the Effective Date as the last day of a taxable period, then for purposes of this Agreement, the portion of such tax that is attributable to D&W for the part of such taxable period that ends on the Effective Date shall be (i) except for property tax governed by Section 19.02, in the case of a tax that is not based on net income, the total amount of such tax for the full taxable period that includes the Effective Date multiplied by a fraction, the numerator of which is the number of days from the beginning of such taxable period to and including the Effective Date and the denominator of which is the total number of days in such full taxable period, and (ii) in the case of a tax that is based on net income, the tax that would be due with respect to such partial period if such partial period were a full taxable period, apportioning income, gain, expenses, loss, deductions and credits equitably based on an interim closing of the books.  The benefits of lower tax brackets and other similar benefits shall be apportioned in making the calculation of such allocated portions on the basis of the number of days before and including the Effective Date and the number of days after the Effective Date for Contests.  For purposes of this Agreement, a “Contest” is any audit, court proceeding or other dispute with respect to any tax matter that affects D&W.  D&W shall, at its own cost, cooperate with the Tax Affiliates in a prompt and timely manner in connection with any Contest.  Such cooperation shall include, but not be limited to, making available to the Tax Affiliates, during normal business hours, all books, records, returns, documents, files, other information (including, without limitation, working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files.  The Tax Affiliates shall, at their election, have the right to represent D&W’s interests in any Contest relating to a tax matter arising in a period ending on or before the Effective Date, to employ counsel of their choice at their expense and to control the conduct of such Contest, including settlement or other disposition thereof; provided, however, that D&W shall have the right to consult with the Tax Affiliates regarding any such Contest that may affect D&W for any periods ending after the Effective Date at D&W’s own expense and provided, further, that any settlement or other disposition of any such Contest may only be made with the consent of D&W, which consent will not be unreasonably withheld.  D&W shall have the right to control the conduct of any Contest with respect to any tax matter arising in a period ending after the Effective Date.

19.06       Tax Sharing Arrangements.  Each of the tax sharing agreements or other similar arrangements to which D&W is a party or by which it is bound shall be terminated by D&W prior to the Effective Date.

SECTION 20.

WAIVERS AND REMEDIES

The failure of any party hereto to insist in any one or more instances upon strict performance of any of the obligations of the other parties pursuant to this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of the performance of any such obligation or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and effect.

SECTION 21.

DEFAULT AND CURES

No default by any party to this Agreement in the performance of such party’s obligations hereunder, which, except for this Section 21, would be a legal basis for rescission, cancellation or termination of this Agreement, shall give or result in such a right unless and until the party(ies) committing such default shall fail to correct the default within thirty (30) days after written notice of claim of such default is given to the defaulting member(s) by the non-defaulting member(s); provided, however, that if such default cannot be cured within such thirty (30) day period with the exercise of reasonable diligence, then such cure period will be extended for an additional reasonable period of time, not to exceed sixty (60) days, so long as the defaulting member is exercising reasonable diligence to cure such default.

SECTION 22.

ENTIRE AGREEMENT, SEVERABILITY AND CONSTRUCTION

22.01       Entire Agreement.  This Agreement comprises the entire agreement between Transco and Hawkeye concerning the matters set forth herein, merging and superseding all prior understandings and representations, whether oral or written.

22.02       Severability.  If any part, term or provision of this Agreement is held by a court or an agency having or purporting to have jurisdiction over this Agreement or the parties hereto to be unenforceable, illegal, against public policy, or in conflict with any federal, state or local laws, such part, term or provision shall be considered severable from the rest of this Agreement.  The remaining portions of this Agreement shall not be affected, and the rights and obligations of the parties shall be construed as if this Agreement did not contain the particular term, part or provision held to be invalid, unless the invalid provisions are material terms of this Agreement or, when considered in the aggregate, render this Agreement unreasonably burdensome, in which case this Agreement shall be terminated.

22.03       Construction of Agreement and Terms.  The terms of this Agreement have been arrived at after mutual negotiation and, therefore, it is the intention of the parties that their terms not be construed against any of the parties by reason of the fact that it was prepared by one of the parties.

SECTION 23.

NOTICES

Except as otherwise set forth in this Agreement, all notices required to be given hereunder must be in writing and shall be delivered personally (by hand delivery or by overnight courier) or by facsimile transmission or mailed (certified mail, postage prepaid, return receipt requested) to the Members at the following addresses or facsimile numbers, and shall be effective upon receipt (when sent by personal delivery or by certified mail), and upon receipt of transmission confirmation (when sent by facsimile); provided, however, that any Member may change the address or facsimile number to which notices or other communications to it will be sent by giving the other Member written notice of such change.

If to Hawkeye:

Hawkeye Renewables, LLC
Attention:  J. D. Schlieman
21050 140th Street
Iowa Falls, IA  50126
Fax:  (515) 859-7460

If to Transco:

Transco Railway Products Inc.
Attention:  Charles Andersen
55 East Jackson Boulevard, Suite 2100
Chicago, IL  60604-4166
Fax:  (312) 427-4975

SECTION 24.

DISSOLUTION AND TERMINATION

24.01       Dissolution.  The Company shall be dissolved and its business wound up upon the earliest to occur of any of the following events, unless the Members holding a majority of the Membership Interests vote to continue the life of the Company upon the occurrence of such an event.

(a)           The sale, condemnation or other disposition of all property of the Company and the receipt of all consideration therefor;

(b)           The written determination of the Management Committee to terminate the Company; or

(c)           The resignation, expulsion, bankruptcy or dissolution of any Member (which shall not include the occurrence of such an event with respect to any Member’s underlying members or partners which does not cause such an event to occur with respect to the Member itself) or the occurrence of any other event that terminates the continued membership of any Member in the Company, unless, within ninety (90) days after such event, each of the remaining Members elects in writing to continue the business of the Company.

Without limitation on, but subject to, the other provisions hereof, the assignment of all or any part of a Member’s Membership Interest permitted hereunder will not result in the dissolution of the Company.  Except as otherwise specifically provided in this Agreement, each Member agrees that, without the consent of the other Members, any Member may not withdraw from or cause a voluntary dissolution of the Company.  In the event any Member withdraws from or causes a voluntary dissolution of the Company in contravention of this Agreement, such withdrawal or the causing of such voluntary dissolution shall not affect such Member’s liability for obligations of the Company.

24.02       Termination.  In all cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished.

(a)           The Liquidating Member (as defined herein) shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b)           The property of the Company shall be liquidated by the Liquidating Member as promptly as possible, but in an orderly and businesslike and commercially reasonable manner and subject to the provisions of a liquidating plan approved by the Management Committee.  The Liquidating Member may distribute property of the Company in kind only with the consent of all of the Members.

(c)           The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority.

(i)            To the payment of (A) the debts and liabilities of the Company (including any outstanding amounts due on any indebtedness encumbering the property of the Company, or any part thereof) and (B) the expenses of liquidation.

(ii)           To the setting up of any reserves which the Liquidating Member and the Management Committee shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or any Member arising out of or in connection with the Company.  Such reserves may, in the discretion of the Liquidating Member, be paid over to a national bank or national title company selected by it and authorized to conduct business as an escrow agent to be held by such bank or title company as escrow agent for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as the Liquidating Member may reasonably deem advisable, distributing any remaining balance as provided in Section 24.02(c)(iii); provided, however, that, to the extent that it shall have been necessary, by reason of applicable law or regulation, to create any reserves prior to any and all distributions which would otherwise have been made under Section 24.02(c)(i) and, by reason thereof, a distribution under Section 24.02(c)(i) has not been made, then any balance remaining shall first be distributed pursuant to Section 24.02(c)(i).

(iii)          If the Company is dissolved within twelve (12) months from the date of execution of this Agreement, to Transco to the extent the amount payable to Transco under Section 13.01(b) has not been paid.

(iv)          The balance, if any, to the Members in accordance with their Membership Interests.

24.03       Liquidating Member.  The Management Committee shall designate a Member to serve as liquidating member (the “Liquidating Member”), and the Liquidating Member is hereby irrevocably appointed as the true and lawful attorney in the name, place and stead of each of the Members, such appointment being coupled with an interest, to make, execute, sign, acknowledge and file with respect to the Company all papers which shall be necessary or desirable to effect the dissolution and termination of the company in accordance with the provisions of this Section 24.  Notwithstanding the foregoing, each Member, upon the request of the Liquidating Member or the Management Committee, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Member or the Management Committee shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.

24.04       Claims of the Members.  Members and former Members shall look solely to the Company’s assets for the return of their capital contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such capital contributions, the Members and former Members shall have no recourse against the Company or any other Member.

SECTION 25.

MISCELLANEOUS

25.01       Effective Date.  This Agreement shall be effective upon its execution by Hawkeye and Transco (the “Effective Date”).

25.02       Counterparts; Headings.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

25.03       Amendment.  This Agreement and any provisions hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Member against which an enforcement of the same is sought.

25.04       Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their permitted successors and assigns.

25.05       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date last signed below.

HAWKEYE RENEWABLES, LLC

By:

Its:

Date:

TRANSCO RAILWAY PRODUCTS INC.

By:

Its:

Date:

D&W RAILROAD, LLC

By:

Its:

Date: